Exhibit 3.2

DEERFIELD TRIARC CAPITAL CORP.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND
PREFERENCES OF A SERIES OF PREFERRED STOCK

     Deerfield Triarc Capital Corp., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland in Baltimore City, Maryland and its principal business office in Rosemont, Illinois certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation’s Charter, the Board of Directors (the “Board”), by resolutions duly adopted on December 17, 2007, classified 15,000,000 shares of the unclassified preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) as Series A Cumulative Convertible Preferred Stock, with the following preferences, conversion or rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

     (1) Designation and Number. A series of Preferred Stock of the Corporation, designated the “Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.001 per share. The number of shares of Series A Preferred Stock shall be 15,000,000.

     (2) Rank. The Series A Preferred Stock will, with respect to dividend and distribution rights, redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank prior or senior to all classes or series of common stock of the Corporation and any other class or series of capital stock of the Corporation.

      (3) Dividends.

     (a) Subject to the provisions of subsection 8(a), Holders of Series A Preferred Stock will be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for payment, cumulative cash dividends as follows:

     (i) for the Dividend Period from the original issuance date of the Series A Preferred Stock through the Dividend Record Date next following the original issuance date (the “First Dividend Record Date”), an amount equal to 5% per annum of the Liquidation Preference;

     (ii) for the Dividend Period commencing on the day after the First Dividend Record Date through the next succeeding Dividend Record Date, an amount equal to the greater of (A) 5% per annum of the Liquidation Preference or (B) the Common Stock dividend declared for such Dividend Period;

     (iii) for each succeeding Dividend Period after the Dividend Period referred to in clause (ii), an amount equal to the greater of (A) 5% per annum of the Liquidation Preference, or (B) the Common Stock dividend declared for such Dividend Period.

      (b) Dividends on the Series A Preferred Stock, as provided for in subsection 3(a) shall be cumulative from the original issuance date, whether or not the Corporation has earnings, whether or not the Corporation has legally available funds, or whether or not declared by the Board or authorized or paid by the Corporation. However, no cash dividend shall be payable (but nevertheless shall continue to accrue) before the earlier to occur of a Conversion Vote or March 31, 2008. Any dividend payable on the Series A Preferred Stock for any partial Dividend Period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the records of the Corporation at the close of business on the applicable Dividend Record Date. No interest will be paid in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, nor shall additional dividends be declared or paid in respect of unpaid dividends.

     (c) Except for the payment of the First Dividend which in no event shall exceed $ 0.50 per share of Common Stock (as adjusted for any stock splits, stock combinations or similar transaction), unless full cumulative dividends on the Series A Preferred Stock have been paid or declared and set apart for payment for all past Dividend Periods, no dividends shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock, nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from redeeming, purchasing or otherwise acquiring an amount of Junior Stock or Series A Preferred Stock if such redemption, purchase or other acquisition is in the opinion of outside counsel to the Corporation necessary to maintain the Corporation’s qualification as a real estate investment trust for federal income tax purposes (“REIT”); provided that prior to such redemption, purchase or acquisition of any Junior Stock, the Corporation shall first offer to each holder of Series A Preferred Stock (on a pro rata basis based on the number of shares of Series A Preferred Stock owned by such holder relative to all of the outstanding shares of Preferred Stock) the opportunity to elect to have its, his or her Series A Preferred Stock redeemed at an amount equal to the Redemption Price (as defined in subsection 6(a)) computed as of the date the Redemption Price is paid.

     (d) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series A Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock.

     (f) The liquidation preference of the outstanding shares of Series A Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a dividend or distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series A Preferred Stock.

     (4) Liquidation Preference.

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to receive a liquidation preference payable in cash equal to the greater of (i) $10.00 per share (the “Liquidation Preference”) or (ii) the per share amount that a holder of one share of Series A Preferred Stock would have received had the share been converted into Common Stock immediately prior to the Liquidation Date, plus in each case an amount equal to all accumulated, accrued and unpaid dividends (whether or not the Corporation has earnings and whether or not authorized by the Board or declared by the Corporation) to the Liquidation Date, and such holders shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the Corporation, cash distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full the above described liquidation preference, then the Corporation’ remaining assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock if all amounts payable thereon were paid in full.

     (b) Upon any liquidation, dissolution or winding up of the Corporation, after (and only after) payment shall have been made in full to the holders of Series A Preferred Stock of the amount described in subsection 4(a), any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

     (c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

     (d) None of a Change of Control, consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory stock exchange by the Corporation or a sale, lease or conveyance of all or substantially all of the Corporation’s property or business shall be considered a liquidation, dissolution or winding up of the Corporation.

     (e) The liquidation preference of the outstanding shares of Series A Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series A Preferred Stock.

     (5) No Optional Redemption. Except as provided in subsection 3(c), shares of Series A Preferred Stock are not redeemable at the option of the Corporation or the holders thereof.

     (6) Mandatory Redemption by the Corporation.

(a) Redemption.

     (i) The Series A Preferred Stock shall be redeemed in whole and not part by the Corporation on the earlier to occur of (x) a Change in Control or (y) December Ï, 2014 (such date, the “Redemption Date”) at a cash redemption price per share (the “Redemption Price”) equal to the greater of (A) the Liquidation Preference or (B) the Current Market Price on the Redemption Date of the Common Stock that the holders of the Series A Preferred Stock would have received if all shares of Preferred Stock were converted into Common Stock immediately prior to the Redemption Date, plus in each case, an amount equal to all accumulated, accrued and unpaid dividends (whether or not the Corporation has earnings, and whether or not authorized by the Board or declared by the Corporation) to the Redemption Date.

     (ii) The Series A Preferred Stock shall not be subject to any sinking fund.

     (iii) In addition, the Series A Preferred Stock shall be subject to the provisions of Article VI of the Charter pursuant to which Series A Preferred Stock owned by a stockholder in excess of the applicable Stock Ownership Limit, as established and modified by the Board of Directors in accordance with Section 6.2.8 of the Charter or any successor provision, shall automatically be transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as provided in Article VI of the Charter.

(b) Procedures for Redemption.

     (i) Notice of redemption of the Series A Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the Redemption Date; (ii) the Redemption Price; and (iii) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for cash.

     (ii) On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series A Preferred Stock to the Corporation at the place designated in the notice of redemption and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series A Preferred Stock as the owner thereof and each surrendered certificate shall be canceled.

     (iii) If notice of redemption has been mailed in accordance with subsection 6(b)(i) above and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the Series A Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in the payment of the redemption price, all dividends on the shares of Series A Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date, whether or not the Corporation has earnings and whether or not authorized by the Board or declared by the Corporation), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the Redemption Price (including accumulated and unpaid dividends to the Dividend Date) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the Redemption Notice to holders of the shares of Series A Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the Redemption Price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series A Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation and the holders thereof shall thereafter be entitled to look to the Corporation for payment of the Redemption Price.

     (c) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unclassified and unissued Preferred Stock, until such shares are once more classified or reclassified as part of a particular class or series by the Board.

(7) Voting Rights.

     (a) Holders of the Series A Preferred Stock shall not have any voting rights, except as provided by Maryland law and as described below.

     (b) If and whenever dividends on any shares of Series A Preferred Stock shall not have been authorized by the Board and declared and paid in cash by the Corporation on four or more Dividend Dates, whether or not consecutive (a “Preferred Dividend Default”), the holders of such shares of Series A Preferred Stock shall be entitled to vote as a single class for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) who shall each be elected for one-year terms, subject to subsection 7(c). Such election shall be held at a special meeting called by an officer of the Corporation within 15 days following the occurrence of the Preferred Dividend Default, unless such Preferred Dividend Default occurs less than 60 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors will be held at the earlier of the next annual or special meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past Dividend Periods and the dividend for the then current Dividend Period shall have been fully paid or declared or authorized and a sum sufficient for the payment thereof set aside for payment in full. In such cases, the size of entire Board automatically shall be increased by two directors. Each Preferred Stock Director shall be elected by a plurality of the outstanding shares of Series A Preferred Stock. On any matter on which the holders of Series A Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series A Preferred Stock shall have one vote per share.

     The procedures in this subsection 7(b) for the calling of meetings and the election of directors will, to the extent permitted by law, supersede anything inconsistent contained in the Charter or Bylaws of the Corporation and, without limitation to the foregoing, the Bylaws of the Corporation will not be applicable to the election of directors by holders of Series A Preferred Stock pursuant to this subsection 7(b). Notwithstanding the Bylaws of the Corporation, the number of directors constituting the entire Board will be automatically increased to include the directors to be elected pursuant to this subsection 7(b).

     (c) If and when all accumulated unpaid dividends and the dividend for the current Dividend Period on the Series A Preferred Stock shall have been paid in full, the holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the Board shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by the vote of holders of a majority of the outstanding shares of Series A Preferred Stock. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock.

     (d) The affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast (except that in the case of subsection (d)(ii) a majority of the votes entitled to be cast) by the holders of the outstanding shares of Series A Preferred Stock, voting as a single class, in addition to any other vote required by the Charter or Maryland law, will be required to: (i) authorize the creation of, or the issuance of any shares of any class of capital stock that is senior to the Series A Preferred Stock as to dividends, redemption or upon the liquidation, dissolution or winding up of the Corporation, (ii) authorize the creation of, or the issuance of any shares of any class of capital stock that is on a parity with the Series A Preferred Stock as to dividends, redemption or upon the liquidation, dissolution or winding up of the Corporation, or (iii) amend, alter or repeal any provision of, or add any provision to, the Charter, including the articles supplementary establishing the Series A Preferred Stock, whether by merger, consolidation or other business combination or otherwise if such other action would materially adversely affect the powers, rights or preferences of the holders of the Series A Preferred Stock.

     (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption in accordance of paragraph 6 upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(8) Mandatory Conversion of the Series A Preferred Stock.

     (a) On the Conversion Date, each share of Series A Preferred Stock shall be automatically converted, without any action by the holders thereof or the Corporation, into that number of whole shares of Common Stock determined by dividing the Liquidation Preference by the then effective Conversion Price. In addition, in connection with the conversion of the Series A Preferred Stock, upon a Conversion Vote the holders of Series A Preferred Stock will also receive, on the next Dividend Payment Date occurring immediately after the Conversion Date, (x) all accrued and unpaid dividends, whether or not authorized by the Board or declared by the Corporation, plus, (y) with respect to the Dividend Period in which the Conversion Date occurs, the amount if any by which (i) 5% per annum of the Liquidation Preference accrued from the start of the Dividend Period through the Conversion Date, determined on a daily basis, exceeds (ii) the Common Stock dividend declared for such Dividend Period; provided, however, that if the Conversion Date occurs after the Dividend Record Date for the Dividend Period in which the Conversion Date occurs and prior to the Dividend Payment Date for such dividend, then in addition to the dividend in clause (y) above and notwithstanding that the holders of Series A Preferred Stock were not holders of record on the Dividend Payment Date, each holder of each share of Preferred Stock being converted shall also be entitled to a cash payment equal to the dividend on the Common Stock that such holder would have received had the Conversion Date occurred immediately prior to such Dividend Record Date.

     (b) Upon the receipt of a Conversion Vote, the Corporation shall give notice by mail to the holders of the Series A Preferred Stock promptly after the Conversion Vote advising holders of the Series A Preferred Stock them that the conversion has automatically occurred as the result of the Conversion Vote and that they may surrender their certificates representing the Series A Preferred Stock for certificates representing the Common Stock. The notice to holders of Series A Preferred Stock shall state, as appropriate that: (i) the Corporation obtained the Conversion Vote; (ii) accordingly, the Series A Preferred Stock has automatically converted into Common Stock on the date of the Conversion Vote; (iii) the number of shares of Common Stock to be issued for each share of Series A Preferred Stock; and (iv) that dividends on the Series A Preferred Stock ceased to accrue on the immediately preceding Dividend Date.

     (c) Upon receipt of the Conversion Vote, all rights of holders of the Series A Preferred Stock will terminate except the right to receive the whole number of shares of Common Stock issuable upon conversion thereof and cash in lieu of fractional shares of Series A Preferred Stock and the dividends described in subsection (a).

     (d) If the Conversion Vote is not obtained at the first special meeting of stockholders held for the purposes of obtaining the Conversion Vote, then the holders of at least 20% of the outstanding Series A Preferred Stock shall have the right, exercisable once only and then only in conjunction with the annual meeting of stockholders, to require the Corporation to include on the agenda for any subsequent annual meeting of stockholders, that the holders of the Corporation’s outstanding voting securities approve the conversion at a subsequent annual meeting by the Conversion Vote. The request by the holders of such Series A Preferred Stock shall be furnished in writing to the Corporation, attention Corporate Secretary, at least 45 before the anniversary of the prior year’s annual meeting of stockholders. If the Conversion Vote is not obtained at the meetings described in this paragraph, then the Series A Preferred Stock shall thereafter not be convertible under any circumstances.

     (e) The Conversion Price of the Series A Preferred Stock shall be adjusted from time to time as follows:

     (i) If the Corporation shall at any time or from time to time (A) make a payment of dividends or distributions to holders of any class of Common Stock of the Corporation in Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of Common Stock by reclassification of its Common Stock, the Conversion Price shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (e)(i) shall become effective immediately after the opening of business on the business day next following the record date in the case of a distribution and shall become effective immediately after the opening of business on the business day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

     (ii) If the Corporation shall at any time or from time to time issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, the then existing Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the business day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (II) the number of shares of Common Stock that could be purchased at the Current Market Price on the date fixed for such determination with the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of additional shares of Common Stock offered, for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the opening of business on the business day next following the record date for any such rights, options, or warrants issued. In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than the Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith. Any adjustment(s) made pursuant to this subsection (ii) shall become effective immediately after the opening of business on the business day next following such record date. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

     (iii) If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets or other property (but excluding cash dividends or rights or warrants to subscribe for or purchase any of its securities) (any of the foregoing being hereinafter in this subsection (iv) called the “Securities”), therein each case the then existing Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph less the then Fair Market Value of the Securities so distributed applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph.

     Such adjustment shall become effective immediately at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subsection (iii), the distribution of Securities which are distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Securities, but also are distributed with each share of Common Stock delivered to a person converting a share of Series A Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a share of Series A Preferred Stock would no longer be entitled to receive such Securities with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such date shall be deemed to be “the date fixed for the determination of the stockholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences). Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

     (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subparagraph (8) (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this subparagraph (8), the Corporation shall not be required to make any adjustment to the Conversion Price (A) upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock at the Current Market Price pursuant to any present or future employee, director or employee benefit plan or employee program of the Corporation or any of its subsidiaries that has been approved by the Board; (B) upon a change in the par value of the shares of Common Stock of the Corporation; or (C) for accumulated, declared and unpaid dividends on shares of Common Stock of the Corporation prior to the original date of issuance. All calculations under this subparagraph (8) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.

     (f) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of Common Stock, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock and excluding any transaction as to which subsection (e)(i) applies (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such Transaction by a holder of that number of shares of Common Stock or fraction thereof into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of such, stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a “Non-Electing Share”) (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and highest amount so receivable per share by any Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (f), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Stock, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this subsection (f) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series A Preferred Stock. The provisions of this subsection (f) shall similarly apply to successive Transactions.

     (g) If:

     (i) the Corporation shall declare a distribution on the shares of Common Stock other than in cash out of the total equity applicable to shares of Common Stock, less the amount of stated capital attributable to the Common Stock, determined on the basis of the most recent annual or quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution; or

     (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

     (iii) there shall be any reclassifications of the Common Stock (other than an event to which subsection (e)(i) of this subparagraph (8) applied) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation as an entity and for which approval of any stockholder of the Corporation is required; or

     (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock and shall cause to be mailed to the holders of the Series A Preferred Stock at their addresses as shown on the share records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date as of which the holders of Common Stock of record to be entitled to such distribution or grant of rights or warrants are to be determined, provided, however, that no such notification need be made in respect of a record date for a distribution or grant of rights unless the corresponding adjustment in the Conversion Price would be an increase or decrease of at least 1%, or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this subparagraph (8).

     (h) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series A Preferred Stock an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price, setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Preferred Stock at such holder’s last address as shown on the share records of the Corporation.

     (i) In any case in which subsection (e) of this subparagraph (8) provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (I) issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (II) fractionalizing any shares of Series A Preferred Stock and/or paying to such holder any amount of cash in lieu of any fraction.

     (j) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of Common Stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this subparagraph (8). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this subparagraph (8), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

     (k) If the Corporation shall take any action affecting the Common Stock, other than an action described in this subparagraph (8), that in the opinion of the Board would materially and adversely affect the rights of the holders of the Series A Preferred Stock, the Conversion Price for the Series A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board, in its sole discretion, may determine to be equitable in the circumstances.

     (l) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock not theretofore converted in accordance with the terms set forth herein. For purposes of this subsection (l), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series A

Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

     The Corporation covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series A Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

     (m) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

     In addition to the foregoing adjustments, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

     (9) Restrictions on Transfer, Acquisition and Redemption of Shares. The Series A Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VI of the Charter. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series A Preferred Stock. Except as provided by applicable law and the Charter, there shall be no restriction on the ability of a holder of Series A Preferred Stock to transfer such shares. In addition to the legend contemplated by Article VI, Section 2.9 of the Charter, each certificate for Series A Preferred Stock shall bear substantially the following legend:

     “The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

     (10) Definitions.

“Change in Control” means the occurrence of any of the following:

           (i) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting corporation’s power of all classes of the capital stock of the Corporation entitled to vote generally in the election of directors (the “voting share)”;

           (ii) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets, or of all or substantially all of the property or assets of the Corporation and its subsidiaries on a consolidated basis, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

           (iii) the Corporation consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Corporation, unless the persons that “beneficially owned,” directly or indirectly, the Corporation’s voting share immediately prior to such consolidation or merger “beneficially owned,” directly or indirectly, immediately after such consolidation or merger, voting shares of the surviving or continuing entities representing at least a majority of the total outstanding voting stock of all outstanding classes of voting stock of the surviving or continuing entity;

           (iv) the following persons cease for any reason to constitute a majority of the Board of Directors:

           (A) individuals who on the original issuance date constituted the Board; and

           (B) any new directors whose election to the Board or whose nomination for election by the Corporation’s shareholders was approved by at least a majority of the Corporation’s directors then still in office either who were directors on the original issue date or whose election or nomination for election was previously so approved.

     “Conversion Date” means the date on which the Conversion Vote is obtained.

     “Conversion Price” means $10.00, as such amount may be adjusted from time to time pursuant to the terms of subparagraph 8.

     “Conversion Vote” means the approval of the issuance of the shares of Common Stock upon conversion of the Series A Preferred Stock by the vote required under the rules of the New York Stock Exchange obtained at a special meeting of Stockholders held for such purpose or obtained subsequent thereto at a meeting of Stockholders requested by the holders of the Series A Preferred Stock pursuant to subsection 8(d)(ii).

     “Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the average of the last reported sales price, regular way, on the twenty trading days ending on the date in question, or, if no sale takes place on any day within such 20 trading day period, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Board or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Board, which determination shall be final, conclusive and binding.

     “Dividend Payment Date” means the date on which dividends are paid with respect to the Corporation’s Common Stock to holders of record as of the applicable Dividend Record Date for such dividend.

     “Dividend Period” shall mean the period for which a dividend is payable with respect to the Series A Preferred Stock, which shall run, initially, from the original issuance date to the First Dividend Record Date, and thereafter shall run from the day following the prior Dividend Record Date to the next succeeding Dividend Record Date.

     “Dividend Record Date” shall mean each record date established by the Board of Directors for a dividend with respect to the Corporation’s Common Stock; provided, that if no record date has been established for payment of such a dividend on the Common Stock for any Dividend Period ending on the last business day of December, April, July and October in each year, the Dividend Record Date shall be the last business day of December, April, July and October, as applicable.

      “Fair Market Value” shall mean the fair market value as determined in good faith by the Board without regard to closing prices, if applicable.

     “First Dividend” means the dividend payable with respect to the Corporation’s Common Stock to holders of record on the First Dividend Record Date.

     “Junior Stock” all classes or series of common stock of the Corporation and any other class or series of capital stock of the Corporation, other than the Series A Preferred Stock.

     SECOND: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

     THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

     FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

     FIFTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Interim Chairman and attested to by its Secretary of this 20th day of December, 2007.

DEERFIELD TRIARC CAPITAL CORP.

By:	/s/ Peter H. Rothschild
Name: Peter H. Rothschild
Title: Interim Chairman of Board of Directors of Deerfield Triarc Capital Corp.

ATTEST:

By:	/s/ Frederick L. White
Name: Frederick L. White
Title: Secretary